UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
February 9, 2012

SALON MEDIA GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26395	94-3228750
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

101 Spear Street, Suite 203, San Francisco, California 94105
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(415) 645-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2012, the Board of Directors of Salon Media Group, Inc. (the “Company”), accepted the resignations of Elizabeth Hambrecht and Robert Ellis as members of the Board of Directors of the Company.  Neither Ms. Hambrecht nor Mr. Ellis resigned as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  Mr. Ellis also resigned from his position as member of the Board’s Audit Committee.

Effective as of February 9, 2012, to fill one of the two vacancies created by the foregoing resignations, the Board of Directors of the Company appointed William Hambrecht as a member of the Board.

As of the date of this Current Report, the Board of Directors consists of John Warnock, Deepak Desai, George Hirsch, James Rosenfield, David Talbot and William Hambrecht.

Biographical Information for William Hambrecht

Mr. Hambrecht, age 76, founded the San Francisco-based financial services firm WR Hambrecht + Co in 1998 and serves as its Chairman and Co-Chief Executive Officer.  Prior to WR Hambrecht + Co, he co-founded and led Hambrecht & Quist, which specialized in investing in Silicon Valley companies.  Mr. Hambrecht has served as a director for numerous private and public corporations.  He is also the Founder of the United Football League, a new professional outdoor football league, which premiered in October 2009.  In October 2006, Mr. Hambrecht was inducted into the American Academy of Arts and Sciences.  He also was appointed to the board of the Presidio Trust by President Barack Obama in 2010.  Mr. Hambrecht graduated from Princeton University in 1957.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2012

SALON MEDIA GROUP, INC.
Registrant

By:	/s/ Norman Blashka
Norman Blashka
Chief Financial Officer